Exhibit (l)(6)

December 8, 2021

OFS Credit Company, Inc.
10 S. Wacker Drive, Suite 2500
Chicago, Illinois 60606

Ladies and Gentlemen:
We have acted as counsel to OFS Credit Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 (File No. 333-255877) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”). The Registration Statement provides that the Preferred Stock may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale by the Company of up to 1,220,000 shares of the Company’s 5.25% Series E Term Preferred Stock due 2026, par value $0.001 per share (collectively, the “Shares”), as described in the prospectus supplement, dated as of December 1, 2021, filed with the Commission pursuant to Rule 424 under the Securities Act (the “Prospectus Supplement”). The Shares are being sold by the Company pursuant to an underwriting agreement, dated as of December 1, 2021, by and among the Company, OFS Capital Management, LLC, and OFS Capital Services, LLC, on the one hand, and Ladenburg Thalmann & Co. Inc., on the other hand, as representative of the several underwriters listed on Schedule I thereto (the “Underwriting Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:
(i)The Amended and Restated Certificate of Incorporation of the Company, certified as of a recent date by the Delaware Secretary of State (the “Charter”);
(ii)The Certificate of Designation setting forth the terms of the Shares, certified as of a recent date by the Delaware Secretary of State (the “Certificate of Designation”);

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OFS Credit Company, Inc.
December 8, 2021

(iii)The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
(iv)The Underwriting Agreement;
(v)A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date (the “Certificate of Good Standing”);
(vi)The resolutions adopted by the Board of Directors (the “Board”) of the Company, or a duly authorized committee thereof, relating to, among other things, (i) the authorization, offer, issuance and sale of the Shares pursuant to the Registration Statement; (ii) the authorization, approval and filing of the Certificate of Designation pertaining to the Shares; (iii) the authorization and approval of the preparation and filing of the Registration Statement and Prospectus Supplement, certified as of the date hereof by an officer of the Company; and (iv) the authorization of the execution and delivery of the Underwriting Agreement, certified as of the date hereof by an officer of the Company (the “Resolutions”);
With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and (vi) the accuracy and completeness of all corporate records made available to us by the Company.
This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.
The opinions set forth below are limited to the effect of the Delaware General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of State of Delaware or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares pursuant to the Registration Statement.

On the basis of, and subject to the foregoing, and subject to all of the assumptions, qualifications and limitations set forth in this opinion letter, and assuming that (i) the Board or a duly authorized committee thereof will have approved the final terms and conditions of the issuance, offer and sale of the Shares, including those relating to price and amount of Shares to be issued, offered and sold, in accordance with the Resolutions; (ii) the Shares will have been delivered to, and the agreed consideration will have been fully paid at the time of such delivery by, the purchasers thereof; and (iii) the Certificate of Good Standing remains accurate, each of the Charter and the Resolutions remain in effect, without amendment, and the Registration Statement will have become effective under the Securities Act and remains effective at the time
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OFS Credit Company, Inc.
December 8, 2021

of the issuance, offer and sale of the Shares, we are of the opinion that the Shares will have been duly authorized and, when issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.
The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ EVERSHEDS SUTHERLAND (US) LLP

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